EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended April 1, 2001 and April 2, 2000

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2001                 2000
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------
Earnings (loss) before cumulative
    effect of accounting change     $ (23,958)  (23,958)    15,127    15,127
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             171,886   171,886    192,984   192,984
  Exercise of stock options
   and warrants:
    Actual                                 47        47          5         5
    Assumed                                 -         -          -       778
  Purchase of common stock                  -         -     (3,426)   (3,426)
                                      -------   -------    -------   -------
    Total                             171,933   171,933    189,563   190,341
                                      =======   =======    =======   =======

Per common share:
Earnings (loss) before cumulative
    effect of accounting change     $    (.14)     (.14)       .08       .08
                                      =======   =======    =======   =======